Exhibit 99.1

Vical Announces News Release and Conference Call Schedule to Discuss
Collaborative Agreement With AnGes MG for Allovectin-7(R)

          SAN DIEGO, May 29 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today announced that the company will report terms of a collaborative agreement with AnGes MG, Inc. (TSE Mothers: 4563) for Vical’s Allovectin-7(R) cancer immunotherapeutic before the opening of trading on Tuesday, May 30, and conduct a conference call and webcast to discuss additional details of the agreement with invited analysts and institutional investors at 10 a.m. Eastern Time on Tuesday, May 30.  The call is open on a listen-only basis to any interested parties.  The call also will be available live and archived through the webcast center at www.vical.com.

          To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants.  A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 6360841.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical

          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has developed certain infectious disease vaccines and cancer therapeutics internally.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including:  whether Vical or others will continue development of Allovectin-7(R); whether Allovectin-7(R) or any other product candidates will be shown to be safe and effective; the timing, nature and cost of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market Allovectin-7(R) or any other product candidates; whether Vical or its collaborative partners will succeed in marketing any product candidates; whether defined sales levels will be achieved in any markets; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:	Investors:	Media:
	Alan R. Engbring	Susan Neath
	Vical Incorporated	Porter Novelli Life Sciences
	(858) 646-1127	(858) 527-3486
Website: www.vical.com

SOURCE  Vical Incorporated
          -0-                                        05/29/2006
          /CONTACT:  Investors, Alan R. Engbring of Vical Incorporated, +1-858-646-1127; or Media, Susan Neath of Porter Novelli Life Sciences, +1-858-527-3486, for Vical Incorporated/
          /Web site:  http://www.vical.com /
          (VICL)